BLAKE, CASSELS & GRAYDON
Barristers & Solicitors
Patent & Trade-mark Agents


                                                Box 25, Commerce Court West
                                                Toronto, Ontario, Canada
                                                M5L 1A9

                                                Deliveries: 28th floor
                                                Telephone: (416) 863-2400
                                                Facsimile: (416) 863-2653
                                                http://www.blakes.ca

March 2, 1999

                                                Frank D. Guarascio
                                                Direct Dial: (416) 863-3296
                                                E-mail: fdg@blakes.ca

                                                Reference: 42085/1

North American Vaccine, Inc.
10150 Old Columbia Road
Columbia, Maryland
U.S.A.   21046

ATTENTION: DANIEL ABDUN-NABI, ESQ.

Dear Sirs:

           RE:  NORTH AMERICAN VACCINE, INC.
           RE:  1997 SHARE OPTION PLAN AND 1999 NON-EMPLOYEE
                DIRECTOR AND SENIOR EXECUTIVE STOCK OPTION PLAN
                -----------------------------------------------

           We have acted as Canadian counsel to North American Vaccine, Inc. (the "Corporation") in connection with the proposed issuance of common shares in the capital of the Corporation (the "Common Shares") pursuant to the 1997 Share Option Plan and the 1999 Non-Employee Director and Senior Executive Stock Option Plan of the Corporation (collectively, the "Plans").

           In giving this opinion, we have examined the originals or copies of the following documents:

     A.   all current and effective articles and by-laws of the Corporation;

     B. resolutions of the board of directors of the Corporation dated December 9, 1997 (relating to the approval of the 1997 Share Option
          Plan); January 25, 1999 (relating to the approval of the 1999 Non-Employee Director and Senior Executive Stock Option Plan) and February 23, 1999 (relating to the approval of the Registration Statement on Form S-8 for the Plans);

     C. resolutions of the Compensation Committee of the board of directors of the Corporation dated November 6, 1997 (relating to the approval of the 1997 Share Option Plan) and January 22, 1999 (relating to the approval of the 1999 Non-Employee Director and Senior Executive Stock Option Plan);

     D. resolutions of the shareholders of the Corporation dated May 20, 1998 (relating to the approval of the 1997 Share Option Plan) and February 23, 1999 (relating to the approval of the 1999 Non-Employee Director and Senior Executive Stock Option Plan);

     E. a Certificate of Compliance for the Corporation issued by the Deputy Director under the Canada Business Corporations Act (Consumer and Corporate Affairs Canada), dated February 26, 1999;

     F.   the Plans; and

     G. such other documents, records and certificates of officers of the Corporation and public officials as we considered necessary.

          The   opinions   expressed   herein  are  subject  to  the   following
qualifications, reservations and assumptions in respect of which we have made no independent investigations or examinations:

            1.    in our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified copies or facsimiles;

          2. we have assumed the charter documents and by-laws of the Corporation referred to in (a) above are in full force and effect and that there are no further amendments to such charter documents, and that such by-law constitutes the sole outstanding by-law of the Corporation.

          3. with respect to the resolutions of the Board of Directors of the Corporation referred to in (b) above and the Compensation Committee of the Board of Directors of the Corporation referred to in (c) above, we have assumed that such resolutions continue in full force and effect, unamended as of the date hereof and that no unanimous shareholder agreement is or was in force at the relevant times which would have removed from such directors the power and authority to authorize and approve the Plans;

          4. with respect to the resolutions of the shareholders of the Corporation referred to in (d) above, we have assumed that such resolutions are in full force and effect, unamended as of the date hereof;

          5. we have assumed the Plans do not violate the provisions of, and is in compliance with, all applicable federal, state and local laws, ordinances and regulations of the United States of America or any state thereof applicable to the Plans or the matters contemplated thereby; and

          6. we have assumed that there are no agreements in existence (including, without limitation, any agreements amongst all or any of the shareholders of the Corporation) which would be violated or breached upon the establishment of the Plans, the granting of the options under the Plans, or the issuance of shares in accordance with the Plans.

           As to various questions of fact material to our opinion, we have relied solely upon a certificate of an officer of the Corporation of even date herewith and have assumed that the statements made in such certificate are true and accurate as of and on the date hereof.

           We are qualified to practice law only in the Province of Ontario and our opinions are limited to the laws of the Province of Ontario and the laws of Canada applicable therein and are based on legislation and regulations in effect on the date hereof. No opinion is expressed herein with respect to compliance with any applicable securities legislation in connection with the establishment of the Plans, the granting of the options under the Plans or the issuance of shares in accordance with the Plans.

      Based upon and subject to the foregoing, we are of the opinion that:

1. The Corporation is a corporation duly incorporated and existing under the laws of Canada.

2. All necessary corporate proceedings under the Canada Business Corporations Act have been taken by the Corporation to authorize the establishment of the Plans.

3. All necessary corporate proceedings under the Canada Business Corporations Act to authorize the issuance of up to 5,000,000 Common Shares under the Corporation's 1997 Share Option Plan and 650,000 Common Shares under the Corporation's 1999 Non-Employee Director and Senior Executive Stock Option Plan have been taken.

4. All Common Shares, when issued and delivered pursuant to and in accordance with the terms and conditions of the Plans, will be duly and validly issued and will be outstanding as fully paid and non-assessable under the Canada Business Corporations Act, provided that in the event the consideration for such Common Shares consists in whole or in part of common shares of the Corporation, the Corporation: (i) has complied with the requirements of, and is in compliance with, subsection 34(2) of the Canada Business Corporations Act, as amended or replaced from time to time; and
     (ii) is in compliance with the terms and conditions of the articles of the Corporation.

     This opinion is provided for the sole and exclusive benefit of the Corporation, and may not be relied upon by any other person whatsoever. We hereby consent to the filing of this opinion as an exhibit to the Corporation's Form S-8 Registration Statement and Listing Application in which the Corporation will register and list the Common Shares to be issued under the Plans.

                                        Yours very truly,



                                        /s/  Blake, Cassels & Graydon

FDG:jg